Exhibit 99.1

XPO Logistics Implements Planned Workforce Reduction in
Less-Than-Truckload Business

Cuts approximately 190 non-sales positions, primarily in administration, management and back office

Redesigns organization to enhance profitability and customer service

Expects actions to reduce costs by more than $20 million annually

GREENWICH, Conn. — January 29, 2016 — XPO Logistics, Inc. (NYSE: XPO) today announced further progress with its previously announced plan for synergies in its less-than-truckload (LTL) business acquired from Con-way Inc. Approximately 160 non-sales positions have been eliminated as the company continues to migrate to a more efficient LTL organization. Most of the reductions were in administrative, management and back office functions, and impacted less than 1% percent of the LTL workforce in North America. Another 30 positions were eliminated in other parts of the company, primarily to address redundancies created by the acquisition.

Collectively, the actions are expected to reduce annual costs by more than $20 million against a targeted operating profit improvement of $170 million to $210 million over two years. To date, approximately $50 million of expected annualized savings have been achieved in the three months since the company acquired Con-way on October 30, 2015.

Tony Brooks, president of LTL for XPO Logistics, said, “Our plan for LTL is very much on track for our near-term and long-term goals. The integration of Con-way has given us the opportunity to engineer a leaner, more results-oriented LTL operation while improving on our industry-leading customer service levels. We plan to double the number of strategic account managers over the next few months. Our focus is on growing LTL by expanding our service capabilities and cross-selling LTL to XPO’s full customer base.”

Brooks continued, “Our new organizational structure is based on clearly delineated P&L responsibilities and customer service accountability at the field level. We’re also optimizing our footprint to increase the efficient use of our capacity, improve transit times in key lanes and make our entire network more productive.”

XPO Logistics is the second largest LTL provider in North America and the leading LTL provider in Western Europe. The company’s LTL business in North America services 99% of U.S. postal codes, and offers more next-day and two-day lanes than any other carrier. XPO Logistics has global transportation capacity of approximately 19,000 owned tractors and 46,000 owned trailers, with another 10,000 trucks contracted through independent owner-operators, and access to more than 50,000 independent carriers.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The company provides services for less-than-truckload transportation, truckload brokerage and transportation, last mile logistics, engineered supply chain solutions, high-value-add warehousing and distribution, ground and air expedite, intermodal, drayage, global forwarding and managed transportation. XPO serves more than 50,000 customers with a highly integrated network of over 84,000 employees and 1,469 locations in 32 countries. XPO's corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected ability to integrate operations, increase the number of LTL strategic account managers, cross-sell services, make operational improvements, and realize cost savings, synergies and profit improvement opportunities. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO's filings with the Securities and Exchange Commission and the following: economic conditions generally; competition and pricing pressure; XPO's ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the Con-way acquisition and the related financing, including the expected impact on XPO's results of operations; the ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to Con-way and other acquired companies; XPO's ability to raise debt and equity capital; XPO's ability to attract and retain key employees to execute its growth strategy, including retention of Con-way's key employees; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement suitable information technology systems; the ability to maintain positive relationships with XPO's and Con-way's networks of third-party transportation providers; XPO's ability to attract and retain qualified drivers; the ability to retain XPO's, Con-way's and other acquired companies' largest customers; fuel price or fuel surcharge changes; rail and other network changes; labor matters; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Contacts:

XPO Logistics, Inc.
Tavio Headley, +1-203-930-1602
tavio.headley@xpo.com

Gary Frantz, +1-415-819-6013
gary.frantz@xpo.com

Brunswick Group
Darren McDermott, +1-212-333-3810